EXHIBIT 21.1

Subsidiary

PCTEL, Inc.
PCTEL Israel Ltd.
Wireless IP Inc.
PCTEL Limited (United Kingdom)
PCTEL (Tianjin) Electronics Company Ltd.
PCTEL Private Wireless Ltd.
PCTEL Sdn Bhd